NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES FIRST QUARTER DIVIDENDS
DALLAS — (March 15, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a regular quarterly cash dividend for its common stock of $0.20 per diluted common share for the first quarter ending March 31, 2006. The dividend, which equates to an annualized dividend of $0.80 per share, is payable on April 17, 2006, to shareholders of record on March 31, 2006. On an annualized basis the dividend equates to a 6.45% dividend yield based on the Company’s closing price on March 15, 2006.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the first quarter ending March 31, 2006. The dividend, which equates to an annual rate of $2.1375 per share, is payable on April 17, 2006, to shareholders of record as of March 31, 2006.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254     Phone:  (972) 490-9600